Exhibit 1

ASX	Level 18, 275 Kent Street Sydney, NSW, 2000

Release

NOT FOR DISTRIBUTION OR RELEASE IN THE U.S.

21 OCTOBER 2020

Westpac Group announces underwritten sale of stake in Zip Co Limited

Westpac has today announced it will be selling its 10.7% stake in Zip Co Limited (ASX: Z1P) (Zip) by way of a fully underwritten book build to institutional investors domiciled in Australia and other relevant jurisdictions1.

The offer price for the shares is $6.65 per share, which equates to a discount of 6.07% to Zip’s last closing price of $7.08 on 21 October 2020.

The decision reflects Westpac’s approach to simplifying its business and ensuring the efficient use of capital. The sale will add around 8 basis points to Westpac’s common equity tier 1 capital ratio.

Westpac Chief Information Officer, Gary Thursby, said: “Larry Diamond, Peter Gray and the management team of Zip have done a tremendous job growing the company, including expanding globally. We look forward to seeing them continue to grow a global customer franchise.

“We are continuing to explore opportunities with Zip, including working to integrate their buy now pay later functionality into our mobile banking apps across Westpac and our Regional bank brands. This would expand our offering to customers and broaden the customers Zip can reach.

“We are also working with Zip on other opportunities for consumer, business, and corporate customers that we believe could be mutually beneficial, while continuing to develop our banking relationship with Zip.”

UBS is acting as Sole Lead Manager, Underwriter and Bookrunner of the offer.

Settlement of the transaction is expected to occur on 26 October 2020.

1 See the Annexure for the applicable selling restrictions

Background

In 2017, Westpac made an initial $40 million equity investment in Zip, with a subsequent $8.9m invested in 2019.

For further information:

David Lording	Andrew Bowden
Group Head of Media Relations	Head of Investor Relations
0419 683 411	0438 284 863
+612 8253 4008

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.

Disclaimer

This announcement does not constitute financial product or investment advice and has not been prepared to take into account the investment objectives, financial circumstances or particular needs of any investor. Potential investors in either Westpac or Zip should seek professional independent advice from their financial advisor or other professional advisor. This announcement contains forward-looking statements, which can usually be identified by the use of words such as such as “may”, “will”, “expect”, “intend”, “plan”, “estimate”, “anticipate”, “believe”, “continue”, “objectives”, “outlook”, “guidance” or words of similar effect. These forward-looking statements are not guarantees or predictions of future performance, and involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of Westpac, and which may cause actual outcomes to differ materially from those expressed in the statements contained in this announcement. Undue reliance should not be placed on these forward-looking statements. These forward-looking statements are based on information available to Westpac as of the date of this announcement. Except as required by law or regulation (including the ASX Listing Rules), Westpac undertakes no obligation to update these forward-looking statements.

This announcement may not be distributed or released in the United States. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any Zip shares in the United States. The Zip shares may not be offered or sold, directly or indirectly, in the United States or to, or for the benefit of, any person in the United States unless they have been registered under the U.S. Securities Act of 1933 (the U.S. Securities Act), or are offered and sold in a transaction exempt from, or not subject to, the registration requirements of the U.S. Securities Act, and any other applicable U.S. state securities laws.

ANNEXURE: SELLING RESTRICTIONS

This document does not constitute an offer of ordinary shares (Shares) of Zip in any jurisdiction in which it would be unlawful. In particular, this document may not be distributed to any person, and the Shares may not be offered or sold, in any country outside Australia except to the extent permitted below.

Hong Kong

WARNING: This document has not been, and will not be, registered as a prospectus under the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, nor has it been authorised by the Securities and Futures Commission in Hong Kong pursuant to the Securities and Futures Ordinance (Cap. 571) of the Laws of Hong Kong (the SFO). No action has been taken in Hong Kong to authorise or register this document or to permit the distribution of this document or any documents issued in connection with it. Accordingly, the Shares have not been and will not be offered or sold in Hong Kong other than to "professional investors" (as defined in the SFO and any rules made under that ordinance).

No advertisement, invitation or document relating to the Shares has been or will be issued, or has been or will be in the possession of any person for the purpose of issue, in Hong Kong or elsewhere that is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Shares that are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors. No person allotted Shares may sell, or offer to sell, such securities in circumstances that amount to an offer to the public in Hong Kong within six months following the date of issue of such securities.

The contents of this document have not been reviewed by any Hong Kong regulatory authority. You are advised to exercise caution in relation to the offer. If you are in doubt about any contents of this document, you should obtain independent professional advice.

New Zealand

This document has not been registered, filed with or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2013 (the FMC Act). The Shares are not being offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) other than to a person who:

•	is an investment business within the meaning of clause 37 of Schedule 1 of the FMC Act;
•	meets the investment activity criteria specified in clause 38 of Schedule 1 of the FMC Act;
•	is large within the meaning of clause 39 of Schedule 1 of the FMC Act;
•	is a government agency within the meaning of clause 40 of Schedule 1 of the FMC Act; or
•	is an eligible investor within the meaning of clause 41 of Schedule 1 of the FMC Act.

Norway

This document has not been approved by, or registered with, any Norwegian securities regulator under the Norwegian Securities Trading Act of 29 June 2007 no. 75. Accordingly, this document shall not be deemed to constitute an offer to the public in Norway within the meaning of the Norwegian Securities Trading Act. The Shares may not be offered or sold, directly or indirectly, in Norway except to "professional clients" (as defined in the Norwegian Securities Trading Act).

Switzerland

The Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange or on any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Shares constitutes a prospectus or a similar notice, as such terms are understood under art. 35 of the Swiss Financial Services Act or the listing rules of any stock exchange or regulated trading facility in Switzerland.

No offering or marketing material relating to the Shares has been, nor will be, filed with or approved by any Swiss regulatory authority or authorised review body. In particular, this document will not be filed with, and the offer of Shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

Neither this document nor any other offering or marketing material relating to the Shares may be publicly distributed or otherwise made publicly available in Switzerland. The Shares will only be offered to investors who qualify as "professional clients" (as defined in the Swiss Financial Services Act). This document is personal to the recipient and not for general circulation in Switzerland.

United Kingdom

Neither this document nor any other document relating to the offer has been delivered for approval to the Financial Conduct Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (FSMA)) has been published or is intended to be published in respect of the Shares.

The Shares may not be offered or sold in the United Kingdom by means of this document or any other document, except in circumstances that do not require the publication of a prospectus under section 86(1) of the FSMA. This document is issued on a confidential basis in the United Kingdom to "qualified investors" (within the meaning of Article 2(e) of the Prospectus Regulation (2017/1129/EU), replacing section 86(7) of the FSMA). This document may not be distributed or reproduced, in whole or in part, nor may its contents be disclosed by recipients, to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received in connection with the issue or sale of the Shares has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of the FSMA does not apply to Westpac.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (FPO), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together "relevant persons"). The investment to which this document relates is available only to relevant persons. Any person who is not a relevant person should not act or rely on this document.